MGP INGREDIENTS REPORTS FIRST QUARTER 2025 RESULTS
Encouraging first quarter results; Reaffirms full year 2025 financial outlook

ATCHISON, Kan., May 1, 2025 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, today reported results for the first quarter ended March 31, 2025.

“We are pleased with first quarter results that keep us on track to meet our full-year guidance. While elevated industry-wide barrel whiskey inventories and a cautious consumer environment remain as headwinds, we saw signs of positive progress across all three of our business segments. These early signs of stabilization give us confidence that the proactive actions we are taking are beginning to take hold,” said Brandon Gall, Interim President and CEO, and CFO.

He added, “We are focused on our most impactful initiatives, leaning harder on our competitive strengths, and executing with greater discipline in the current environment. We remain confident in the trajectory and positioning of our business, enabling us to reaffirm our 2025 outlook and continue to make progress towards our goal of establishing MGP as a premier branded spirits company.”

2025 first quarter financial highlights compared to 2024 first quarter:
•Consolidated sales decreased 29% to $121.7 million.
•Consolidated gross profit decreased 31% to $43.3 million. Gross margin decreased by 120 basis points to 35.6%.
•Net income decreased 115% to a loss of $3.1 million primarily due to the change in fair value of the contingent consideration liability related to the improved performance of the Penelope brand. On an adjusted basis, net income decreased 68% to $7.8 million.
•Basic earnings per common share (“EPS”) decreased to $(0.14) per share from $0.92 per share. Adjusted basic EPS decreased 66% to $0.36 per share, inclusive of a $(0.07) per share unfavorable tax impact related to the vesting of share based awards granted in prior years during periods of higher stock prices.
•Adjusted EBITDA decreased 46% to $21.8 million.
•Capital expenditures declined 38% to $8.1 million in the first quarter, while operating cash flows increased $20.1 million to $44.7 million.
•Net debt leverage ratio stands at approximately 1.6x as of March 31, 2025.

On April 24, 2025, we successfully upsized our credit facility from $400 million to $500 million and extended its maturity to 2030. We also increased the size of the accordion feature from $100 million to $200 million. In addition, we extended our shelf for issuing up to $250 million of senior secured promissory notes to 2028. These increased commitments are a testament to the strength of our balance sheet and further enhance our liquidity and financial flexibility.

Consolidated Results
First quarter 2025 consolidated sales decreased by 29% compared to the year ago quarter, primarily due to expected declines in brown goods and specialty ingredients sales within our Distilling Solutions and Ingredient Solutions segments, respectively. Lower brown goods and specialty ingredients sales also pressured profitability, leading to a 31% decline in first quarter gross profit. Operating income decreased to a loss of $0.7 million due to lower gross profit and a $10.6 million increase in the fair value of the contingent consideration liability related to the improved performance of the Penelope brand. Adjusted operating income decreased to $15.3 million as reduced gross profit was partially offset by lower operating expenses.

Branded Spirits
Branded Spirits segment sales decreased 4% to $48.2 million. Our premium plus portfolio sales increased by 7% reflecting increased focus on our most impactful initiatives across the American whiskey and tequila categories, particularly the stronger than expected performance of the Penelope brand. Sales of our mid and value priced portfolios each declined by double digits due to lower sales of certain tequila, liqueur, and cordial brands. Branded Spirits gross profit decreased by 1% to $22.2 million, or 46.0% of segment sales, compared to $22.5 million, or 44.9% of segment sales, in the prior year period.

Distilling Solutions
Distilling Solutions segment sales and gross profit decreased by 45% to $46.9 million and $18.7 million, respectively. As expected, lower quarterly sales and gross profit were driven by reduced customer demand for brown goods resulting primarily from elevated industry-wide barrel inventories. Our warehouse services sales were up slightly, while white goods and other co-products sales declined in-line with expectations due to the phasing out of a number of white goods customer contracts in the wake of the Atchison distillery closure, as well as reduced production volumes of dried distillers grain. Distilling Solutions segment gross margin of 39.8% was largely flat compared to the year-ago quarter.

Ingredient Solutions
Ingredient Solutions segment sales decreased 26% to $26.5 million primarily due to lower specialty starch and specialty protein sales during the quarter. As expected, quarterly sales were impacted by supply challenges resulting from adverse weather and complexities associated with the closure of the Atchison distillery as well as timing of the commercialization of new customers. Segment gross profit decreased to $2.5 million, or 9.3% of segment sales, compared to $6.2 million, or 17.4% of segment sales, in the first quarter 2024.

Additional Highlights
First quarter advertising and promotion expenses decreased 6% to $8.2 million as compared to the first quarter 2024. Branded Spirits advertising and promotion spend was nearly 16% of segment sales in the first quarter due to timing of planned initiatives.

The first quarter effective tax rate was (28.1)%, compared with 23.3% in the year ago period. Adjusted effective tax rate increased to 43.0% from 23.3% due to the unfavorable tax impact related to the vesting of share based awards granted during periods of higher stock prices.

2025 Financial Outlook
MGP reaffirmed its consolidated guidance for fiscal 2025:

•Sales are projected to be in the range of $520 million to $540 million.
•Adjusted EBITDA is expected to be in the range of $105 million to $115 million.
•Adjusted basic EPS is expected to be in the $2.45 to $2.75 range, with weighted average basic shares outstanding of approximately 21.3 million, and an effective tax rate of approximately 25%.
•Full year capital expenditures are expected to be approximately $36 million.

Conference Call and Webcast Information
MGP Ingredients will host a conference call today, May 1, 2025, at 10 a.m. ET to discuss these results and current business trends. Investors can dial 844-308-6398 or 412-717-9605 (international) to listen to the live call. A live webcast will be available at “News and Events” section of the company’s Investor Relations website at ir.mgpingredients.com/news-events. A replay of the conference call will be available on the company’s website.

About MGP Ingredients, Inc.
MGP Ingredients Inc. (Nasdaq: MGPI) has been formulating excellence since 1941 by bringing product ideas to life across the alcoholic beverage and specialty ingredient industries through three segments: Branded Spirits, Distilling Solutions, and Ingredient Solutions. MGPI is one of the leading spirits distillers with an award-winning portfolio of premium brands including Penelope, Rebel, Remus, and Yellowstone bourbons and El Mayor tequila, under the Luxco umbrella. With distilleries in Indiana and Kentucky; a tequila distillery in Arandas, Mexico; and bottling operations in Missouri, Ohio, and Northern Ireland, the company creates distilled spirits for customers including many world-renowned spirits brands. In addition, the company’s high-quality specialty fiber, protein, and starch ingredients provide functional, nutritional, and sensory solutions for a wide range of food products. To learn more visit MGPIngredients.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the ability of MGP Ingredients, Inc. (the “Company” or “MGP”) to meet guidance and becoming a premier branded spirits company; and the Company’s 2025 outlook, including its expectations for sales, adjusted EBITDA, adjusted basic EPS, shares outstanding, tax rate, and capital expenditures. Forward looking statements are usually identified by or are associated with words such as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “project,” “forecast,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and similar terminology. These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, Company financial results, and Company financial condition and are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from our expectations include without limitation any effects of changes in consumer preferences and purchases and our ability to anticipate or react to those changes; our ability to compete effectively and any effects of industry dynamics and market conditions; damage to our reputation or that of any of our key customers or their brands; failure to introduce successful new brands and products or have effective marketing or advertising; changes in public opinion about alcohol or our products; our reliance on our distributors to distribute our branded spirits; our reliance on fewer, more profitable customer relationships; interruptions in our operations or a catastrophic event at our facilities; decisions concerning the quantity of maturing stock of our aged distillate; any inability to successfully complete our capital projects or fund capital expenditures or any warehouse expansion issues; our reliance on a limited number of suppliers; work disruptions or stoppages; climate change and measures to address climate change; regulation and taxation and compliance with existing or future laws and regulations; tariffs, trade relations, and trade policies; excise taxes, incentives and customs duties; our ability to protect our intellectual property rights and defend against alleged intellectual property rights infringement claims; failure to secure and maintain listings in control states; labeling or warning requirements or limitations on the availability of our products; product recalls or other product liability claims; anti-corruption laws, trade sanctions, and restrictions; litigation or legal proceedings; limited rights of common stockholders and anti-takeover provisions in our governing documents; the impact of issuing shares of our common stock; higher costs or the unavailability and cost of raw materials, product ingredients, energy resources, or labor; failure of our information technology systems, networks, processes, associated sites, or service providers; acquisitions and potential future acquisitions; interest rate increases; reliance on key personnel; commercial, political, and financial risks; covenants and other provisions in our credit arrangements; pandemics or other health crises; ability to pay any dividends and make any share repurchases; and the effectiveness or execution of our strategic plan. For further information on these risks and uncertainties and other factors that could affect the Company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as the Company’s other SEC filings. The Company undertakes no obligation to update any forward-looking statements or information in this press release, except as required by law.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the Company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, the Company has disclosed adjusted operating income, adjusted income before income taxes, adjusted net income, adjusted MGP earnings, adjusted EBITDA, net debt, net debt leverage ratio, and adjusted basic and diluted EPS, as well as guidance for adjusted EBITDA and adjusted basic EPS. The presentation of these non-GAAP financial measures should be reviewed in conjunction with operating income, income before income taxes, net income, net income used in earnings per common share calculation, debt, and basic and diluted EPS computed in accordance with U.S. GAAP and should not be considered a substitute for the GAAP measure. We believe that the non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends, and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure. Full year 2025 guidance measures of adjusted EBITDA and adjusted basic EPS are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measures because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include without limitation, acquisition related expenses, restructuring and related expenses, and other items not reflective of the Company's ongoing operations.

For More Information
Investors:
Amit Sharma, amit.sharma@mgpingredients.com

Media:
Patrick Barry, 314.540.3865, patrick@byrnepr.net

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2025	2024
Sales	$121,653	$170,563
Cost of sales	78,323	107,768
Gross profit	43,330	62,795

Advertising and promotion expenses	8,172	8,683
Selling, general, and administrative expenses	21,205	20,979
Impairment of long-lived assets and other	—	116
Change in fair value of contingent consideration	14,700	4,100
Operating income (loss)	(747)	28,917

Interest expense, net	(1,854)	(2,019)
Other income (expense), net	215	(52)
Income (loss) before income taxes	(2,386)	26,846

Income tax expense	671	6,262
Net income (loss)	(3,057)	20,584

Net loss attributable to noncontrolling interest	33	51
Net income (loss) attributable to MGP Ingredients, Inc.	(3,024)	20,635

Income (loss) attributable to participating securities	30	(239)
Net income (loss) used in earnings per common share calculation	$(2,994)	$20,396

Weighted average common shares
Basic	21,342,531	22,142,277
Diluted	21,342,531	22,142,277

Earnings per common share
Basic	$(0.14)	$0.92
Diluted	$(0.14)	$0.92

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$20,112	$25,273
Receivables, net	107,827	148,488
Inventory	378,243	364,944
Prepaid expenses	5,002	3,983
Refundable income taxes	5,542	3,448
Total current assets	516,726	546,136

Property, plant, and equipment	570,962	562,714
Less accumulated depreciation and amortization	(251,064)	(246,042)
Property, plant, and equipment, net	319,898	316,672
Operating lease right-of-use assets, net	16,294	15,540
Investment in joint venture	7,281	7,024
Intangible assets, net	267,638	268,451
Goodwill	247,789	247,789
Other assets	2,576	4,173
TOTAL ASSETS	$1,378,202	$1,405,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,400	$6,400
Accounts payable	54,400	66,336
Contingent consideration - current	100,000	—
Federal and state excise taxes payable	5,260	5,358
Accrued expenses and other	16,282	14,356
Total current liabilities	182,342	92,450

Long-term debt, less current maturities	94,771	121,277
Convertible senior notes	195,943	195,864
Long-term operating lease liabilities	12,749	11,940
Contingent consideration	—	85,300
Other noncurrent liabilities	2,210	2,981
Deferred income taxes	63,494	63,430
Total liabilities	551,509	573,242
Total equity	826,693	832,543
TOTAL LIABILITIES AND TOTAL EQUITY	$1,378,202	$1,405,785

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Quarter to Date Ended March 31,
	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$(3,057)	$20,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,808	5,289
Share-based compensation	742	1,116
Equity method investment loss (gain)	(257)	296
Deferred income taxes, including change in valuation allowance	64	645
Change in fair value of contingent consideration	14,700	4,100
Other, net	73	157
Changes in operating assets and liabilities:
Receivables, net	40,594	11,257
Inventory	(13,439)	(2,119)
Prepaid expenses	(1,025)	(1,904)
Income taxes payable (refundable)	(2,094)	5,530
Accounts payable	(146)	(10,207)
Accrued expenses and other	2,857	(10,380)
Federal and state excise taxes payable	(98)	1,548
Other, net	(38)	(1,289)
Net cash provided by operating activities	44,684	24,623

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(19,926)	(27,026)
Other, net	—	(240)
Net cash used in investing activities	(19,926)	(27,266)

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(2,578)	(2,672)
Repurchase of Common Stock	(1,035)	(6,961)
Proceeds from long-term debt	—	30,000
Principal payments on long-term debt	(26,600)	(16,600)
Net cash provided by (used in) financing activities	(30,213)	3,767

Effect of exchange rate changes on cash and cash equivalents	294	(15)
Increase (decrease) in cash and cash equivalents	(5,161)	1,109
Cash and cash equivalents, beginning of period	25,273	18,388
Cash and cash equivalents, end of period	$20,112	$19,497

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO ADJUSTED NON-GAAP MEASURES (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended March 31, 2025
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$(747)	$(2,386)	$(3,057)	$(2,994)	$(0.14)
Adjusted to remove:
Fair value of contingent consideration(b)	14,700	14,700	9,937	9,839	0.46
Executive transition costs (c)	306	306	207	205	0.01
Professional service fees (d)	382	382	258	256	0.01
Restructuring and other costs (e)	613	613	414	410	0.02
Adjusted Non-GAAP results	$15,254	$13,615	$7,759	$7,716	$0.36

	Quarter Ended March 31, 2024
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$28,917	$26,846	$20,584	$20,396	$0.92
Adjusted to remove:
Impairment of long-lived assets and other (f)	116	116	89	89	—
Fair value of contingent consideration(b)	4,100	4,100	3,145	3,145	0.14
Business acquisition costs (g)	71	71	55	55	—
Executive transition costs (c)	375	375	288	288	0.01
Adjusted Non-GAAP results	$33,579	$31,508	$24,161	$23,973	$1.07

(a)MGP Earnings is defined as "Net income used in Earnings Per Common Share calculation," which accounts for the impacts of the net loss attributable to noncontrolling interest and income (loss) attributable to participating securities.

(b)Fair value of contingent consideration relates to the quarterly adjustment of the contingent consideration liability related to the acquisition of Penelope Bourbon LLC. It is included in the Condensed Consolidated Statement of Income as a component of operating income and relates to the Branded Spirits segment.

(c)The executive transition costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes costs related to the transition of certain executive positions.

(d)The professional services fees are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes costs related to professional services in conjunction with the goodwill impairment valuation.

(e)The restructuring and other costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item. The adjustment includes special one-time severance costs related to the reduction in force that occurred during the period.

(f)The impairment of long-lived assets and other relates to impairments of assets as well as miscellaneous expenses in connection with the closure of the Atchison distillery. Impairment of long-lived assets and other are included in the Condensed Consolidated Statement of Income as a component of operating income and relates to the Distilling Solutions segment.

(g)Business acquisition costs are included in the Condensed Consolidated Statement of Income within the selling, general, and administrative line item and include transaction and integration costs associated with the acquisition of Penelope Bourbon LLC.

MGP INGREDIENTS, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (UNAUDITED)
(in thousands)

	Quarter Ended March 31,
	2025	2024
Net Income (loss)	$(3,057)	$20,584
Interest expense	1,854	2,019
Income tax expense	671	6,262
Depreciation and amortization	5,808	5,289
Share based compensation	742	1,116
Equity method investment loss (gain)	(257)	296
Fair value of contingent consideration	14,700	4,100
Executive transition costs	306	375
Professional service fees	382	—
Impairment of long-lived assets and other	—	116
Business acquisition costs	—	71
Restructuring and other costs	613	—
Adjusted EBITDA	$21,762	$40,228

The non-GAAP adjusted EBITDA measure is defined as earnings before interest expense, income tax expense, depreciation and amortization, share based compensation, equity method investment loss (gain), fair value of contingent consideration, executive transition costs, professional service fees, impairment of long-lived assets and other, business acquisition costs, and restructuring and other costs.

See "Reconciliation of selected GAAP measure to adjusted non-GAAP measures" for further details.

MGP INGREDIENTS, INC.
NET DEBT LEVERAGE RATIO (UNAUDITED)
(in thousands)

	Quarter Ended June 30, 2024	Quarter Ended September 30, 2024	Quarter Ended December, 2024	Quarter Ended March 31, 2025	TTM(a) March 31, 2025
Net income (loss)	$32,017	$23,862	$(41,998)	$(3,057)	$10,824
Interest expense	2,205	2,174	2,041	1,854	8,274
Income tax expense	10,108	7,554	10,053	671	28,386
Depreciation and amortization	5,329	5,680	5,691	5,808	22,508
Share based compensation	865	767	440	742	2,814
Equity method investment gain	(910)	(832)	(381)	(257)	(2,380)
Impairment of long-lived assets and other	21	—	—	—	21
Goodwill impairment	—	—	73,755	—	73,755
Professional service fees	—	—	—	382	382
Fair value of contingent consideration	5,400	6,400	200	14,700	26,700
Business acquisition costs	15	15	15	—	45
Executive transition costs	843	—	2,857	306	4,006
Restructuring and other costs	—	—	—	613	613
Unusual items costs	1,639	34	408	—	2,081
Adjusted EBITDA	$57,532	$45,654	$53,081	$21,762	$178,029

Total debt					$297,114
Cash and cash equivalents					20,112
Net debt					$277,002

Net debt leverage ratio(b)					1.6

(a) TTM is defined as trailing twelve months
(b) Net debt leverage ratio is defined as net debt divided by adjusted EBITDA

See "Reconciliation of selected GAAP measure to adjusted non-GAAP measures" for further details on selected non-GAAP items.

MGP INGREDIENTS, INC.
OPERATING SEGMENT RESULTS (UNAUDITED)
(Dollars in thousands)

	BRANDED SPIRITS
	Quarter Ended March 31,		Quarter versus Quarter Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Premium plus	$22,318	$20,906	1,412	7%
Mid	13,027	14,761	(1,734)	(12)
Value	7,341	10,009	(2,668)	(27)
Other	5,541	4,470	1,071	24
Total Branded Spirits Sales	$48,227	$50,146	$(1,919)	(4)%

Gross profit	$22,198	$22,532	$(334)	(1)%
Gross margin %	46.0%	44.9%		1.1	pp(a)

Operating income	$(9,146)	$908	(10,054)	(1,107)%
Depreciation and amortization	$2,140	$1,823	317	17%

	DISTILLING SOLUTIONS
	Quarter Ended March 31,		Quarter versus Quarter Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Brown goods	$33,656	$66,331	$(32,675)	(49)%
Warehouse services	8,077	7,956	121	2
White goods and other co-products	5,210	10,565	(5,355)	(51)
Total Distilling Solutions Sales	$46,943	$84,852	$(37,909)	(45)%

Gross profit	$18,680	$34,083	$(15,403)	(45)%
Gross margin %	39.8%	40.2%		(0.4)	pp(a)

Operating income	$17,882	$33,069	(15,187)	(46)
Depreciation and amortization	$2,055	$1,957	98	5

	INGREDIENT SOLUTIONS SALES
	Quarter Ended March 31,		Quarter versus Quarter Change Increase / (Decrease)
	2025	2024	$ Change	% Change
Specialty wheat starches	$15,853	$22,271	$(6,418)	(29)%
Specialty wheat proteins	7,348	9,995	(2,647)	(26)
Commodity wheat starches	2,719	3,262	(543)	(17)
Commodity wheat proteins	563	37	526	1,422
Total Ingredient Solutions	$26,483	$35,565	$(9,082)	(26)%

Gross profit	$2,452	$6,180	$(3,728)	(60)%
Gross margin %	9.3%	17.4%		(8.1)

Operating income	$1,008	$4,720	(3,712)	(79)	pp(a)
Depreciation and amortization	$1,271	$1,169	102	9

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
DILUTIVE SHARES OUTSTANDING CALCULATION (UNAUDITED)

	Quarter Ended March 31,
	2025	2024
Principal amount of the bonds	$201,250,000	$201,250,000
Par value	$1,000	$1,000
Number of bonds outstanding (a)	201,250	201,250

Initial conversion rate	10.3911	10.3911
Conversion price	$96.23620	$96.23620

Average share price (b)	$33.45192	$86.65639
Impact of conversion (c)	$—	$—

Cash paid for principal	(201,250,000)	(201,250,000)
Conversion premium	$—	$—

Average share price	$33.45192	$86.65639
Conversion premium in shares (d) (e)	—	—

(a)Number of bonds outstanding is calculated by taking the principal amount of the bonds divided by the par value.

(b)Average share price is calculated by taking the average of the daily closing share price for the period. If the average share price is less than the conversion price of $96.23620 per share, the impact to EPS is anti-dilutive and therefore the shares were excluded from the diluted EPS calculation.

(c)Impact of conversion is calculated by taking the number of bonds outstanding multiplied by the initial conversion rate multiplied by the average share price. If the average share price is less than the conversion price then the impact of conversion is zero.

(d)The impacts of the Convertible Senior Notes are included in the diluted weighted average common shares outstanding if the impact is dilutive. The Convertible Senior Notes would only have a dilutive impact if the average market price per share during the quarter exceed the conversion price of $96.23620 per share.

(e)Conversion premium in shares is calculated by taking the conversion premium divided by the average share price. If the average share price is less than the conversion price, then the conversion premium in shares is zero.